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                                  April
                                  ____
                                  1 9 9 7



                                                                  253,682-025
                                                                   770358.V1

     (213) 669-6467



Talbert Medical Management
  Holdings Corporation
3540 Howard Way
Costa Mesa, CA  92626-1417

         RE:  TRANSFERABLE RIGHTS TO SUBSCRIBE TO SHARES
              OF TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Registration Statement on Form S-1 (No. 333-17679, the "Registration Statement") filed with the Securities and Exchange Commission by Talbert Management Holdings Corporation, a Delaware corporation ("TMMHC"), in connection with the delivery to shareholders of FHP International Corporation ("FHP") of transferable rights (the "Rights") to subscribe to shares of TMMHC, as part of the consideration payable in the merger (the "Merger") of FHP and PacifiCare Health Systems, Inc.

     We have reviewed the tax disclosure set forth in the Prospectus which is included in the Registration Statement (the "Prospectus"). In our opinion, the statements contained in the Prospectus under the heading "THE OFFERING - Certain Federal Income Tax Consequences" fairly and accurately present the information required to be presented.

     This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming

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Page 2 - Talbert Medical Management Holdings Corporation -
          April __, 1997


that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger or the delivery of the Rights.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "THE OFFERING - Certain Federal Income Tax Consequences" in the Prospectus. This letter is furnished by us as counsel for TMMHC and is solely for the benefit of TMMHC.

                             Respectfully submitted,